Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter 2017 Operating Results
Second Quarter Summary

•	Net income of $2.5 million, or $0.11 per share

•	Total new loan commitments of $122.4 million and loan fundings of $84.5 million

•	Total loans increased $91.4 million, or 9.6% from March 31, 2017

•	Total deposits increased by $13.8 million from March 31, 2017

•	Classified assets decreased by $5.5 million, or 14.8% from March 31, 2017

•	Total loans past due decreased by $1.0 million from March 31, 2017

COSTA MESA, Calif., July 24, 2017 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. (“PMAR”), a wholly owned non-bank subsidiary, today reported its financial results for the three and six months ended June 30, 2017.
For the second quarter of 2017, the Company reported net income of $2.5 million, or $0.11 per share. This compares with net income of $1.8 million, or $0.08 per share, in the first quarter of 2017, and a net loss of $4.7 million, or $0.21 per share, in the second quarter of 2016. The increase in net income, as compared to the three months ended March 31, 2017, is primarily attributable to an increase in interest income and noninterest income. The increase in interest income is a result of a higher average loan balance for the three months ended June 30, 2017 as compared to the three months ended March 31, 2017. The increase in our noninterest income is the result of recoveries on problem loans that were paid off during the three months ended June 30, 2017 and higher loan fees as a result of our loan growth during the quarter.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “Our second quarter results reflect the consistent execution of our business development efforts, which are driving quality balance sheet growth and a steady increase in our profitability. We are seeing positive trends in most of our key metrics including higher revenue, an improving operating efficiency ratio, and lower levels of problem assets. Our consultative approach to commercial banking, combined with superior treasury management capabilities, enables us to differentiate Pacific Mercantile Bank from competitors and to attract new operating companies to the Bank. We extended $122 million in new loan commitments and funded $85 million in new loans during the second quarter, which helped drive 38% annualized loan growth and allowed us to surpass $1 billion in total loans for the first time in our history. Our loan pipeline is healthy and we expect further improvements in our profitability as we continue to attract quality assets to the Bank.”

Results of Operations
The following table shows our operating results for the three and six months ended June 30, 2017, as compared to the three months ended March 31, 2017 and the three and six months ended June 30, 2016. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
	($ in thousands)
Total interest income	$12,132	$11,604	$9,835	$23,736	$19,790
Total interest expense	1,736	1,533	1,355	3,269	2,607
Net interest income	10,396	10,071	8,480	20,467	17,183
Provision for loan and lease losses	—	—	8,720	—	9,140
Total noninterest income	1,431	970	864	2,402	1,618
Total noninterest expense	9,262	9,211	8,893	18,475	17,448
Income tax provision (benefit)	64	49	(3,559)	113	(3,361)
Net income (loss)	$2,501	$1,781	$(4,710)	$4,281	$(4,426)
Net Interest Income
Q2 2017 vs Q1 2017. Net interest income increased $325 thousand, or 3.2%, for the three months ended June 30, 2017 as compared to the three months ended March 31, 2017 primarily as a result of:

•
An increase in interest income of $528 thousand, or 4.6%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance during the three months ended June 30, 2017 as compared to the three months ended March 31, 2017; partially offset by

•
An increase in interest expense of $203 thousand, or 13.2%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended June 30, 2017 as compared to the three months ended March 31, 2017 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 25 basis points in the first quarter of 2017.

Our net interest margin remained relatively flat at 3.63% for the three months ended June 30, 2017 as compared to 3.64% for the three months ended March 31, 2017.
Q2 2017 vs Q2 2016. Net interest income increased $1.9 million, or 22.6%, for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 primarily as a result of:

•
An increase in interest income of $2.3 million, or 23.4%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance and an increase in the average yield on loans for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016; partially offset by

•
An increase in interest expense of $381 thousand, or 28.1%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 25 basis points in both the first quarter of 2017 and the fourth quarter of 2016.

YTD 2017 vs YTD 2016. Net interest income increased $3.3 million, or 19.1%, for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016, primarily as a result of:

•
An increase in interest income of $3.9 million, or 19.9%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance and an increase in the average yield on loans for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016; partially offset by

•
An increase in interest expense of $662 thousand, or 25.4%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 25 basis points in both the first quarter of 2017 and the fourth quarter of 2016.

Provision for Loan and Lease Losses
Q2 2017 vs Q1 2017. We recorded no provision for loan and lease losses during either the three months ended June 30, 2017 or the three months ended March 31, 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. During the three months ended June 30, 2017, we had net recoveries of $384 thousand, compared with net charge-offs of $7 thousand for the three months ended March 31, 2017.
Q2 2017 vs Q2 2016. We recorded no provision for loan and lease losses during the three months ended June 30, 2017, as compared to $8.7 million recorded during the three months ended June 30, 2016. There was no provision for the second quarter of 2017 due to reserves for new loan growth being offset by improvement in loan portfolio asset quality. We recorded an $8.7 million provision for loan and lease losses in the second quarter of 2016 as a result of new loan growth and charge offs on several loans previously placed on nonaccrual status, which exceeded recoveries during the three months ended June 30, 2016.
YTD 2017 vs YTD 2016. We recorded no provision for loan and lease losses during the six months ended June 30, 2017 as compared to a $9.1 million provision for loan and lease losses recorded for the six months ended June 30, 2016. We recorded no provision for loan and lease losses during the six months ended June 30, 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets. We recorded a provision for loan and lease losses of $9.1 million for the six months ended June 30, 2016 primarily as a result of charge offs on several loans previously placed on nonaccrual status, which exceeded recoveries and new loan growth during the six months ended June 30, 2016.
Noninterest Income
Q2 2017 vs Q1 2017. Noninterest income increased $461 thousand, or 47.5%, for the three months ended June 30, 2017 as compared to the three months ended March 31, 2017, primarily resulting from the recovery of $373 thousand of interest income related to previous years on a loan that paid off during the second quarter of 2017, the recovery of appraisal fees and legal expenses related to a problem loan that paid off during the second quarter of 2017, and an increase in loan fees during the same period.
Q2 2017 vs Q2 2016. Noninterest income increased by $567 thousand, or 65.6%, for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016, primarily resulting from the recovery of $373 thousand of interest income related to previous years on a loan that paid off during the second quarter of 2017 and an increase in loan servicing and referral fees during the same period.
YTD 2017 vs YTD 2016. Noninterest income increased $784 thousand, or 48.5%, for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016, primarily as a result of:

•	The recovery of $373 thousand of interest income related to previous years on a loan that paid off during the second quarter of 2017; and

•	An increase in loan servicing and referral fees during the six months ended June 30, 2017 as compared to the same period in 2016; partially offset by

•	A decrease of $40 thousand in net gain on sale of small business administration loans for the six months ended June 30, 2017 as compared to the same period in 2016.
Noninterest Expense
Q2 2017 vs Q1 2017. Noninterest expense increased $51 thousand, or 0.6%, for the three months ended June 30, 2017 as compared to the three months ended March 31, 2017, primarily as a result of an increase in our loan related expenses partially offset by a decrease in our accounting and consulting fees during the second quarter of 2017.
Q2 2017 vs Q2 2016. Noninterest expense increased $369 thousand, or 4.1%, for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016, primarily as a result of:

•	An increase of $258 thousand in our professional fees primarily related to higher accounting and legal fees in 2017;

•	An increase of $156 thousand in salaries primarily as a result of an increase in employee headcount; and

•	An increase of $104 thousand in loan-related expenses as a result of an increase in loans; partially offset by

•
A decrease of $139 thousand in occupancy expenses as a result of decreased moving costs associated with the transition of a few of our locations from a full-service branch to a loan production office during the six months ended 2016.

YTD 2017 vs YTD 2016. Noninterest expense increased $1.0 million, or 5.9%, for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016, primarily as a result of an increase of $817 thousand in our professional fees attributable to an increase in accounting and legal fees during the six months ended June 30, 2017.
Income tax provision (benefit)
For the three and six months ended June 30, 2017, we had income tax expense of $64 thousand and $113 thousand, respectively. The income tax expense for the three and six months ended June 30, 2017 represents the payment to the State of California for the cost of doing business within the state and an estimated alternative minimum tax payment. No additional income tax expense is needed as a result of our net operating loss carryforward. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the valuation allowance of $21.6 million was still required at June 30, 2017.
For the three and six months ended June 30, 2016, we had an income tax benefit of $3.6 million and $3.4 million, respectively, as a result of our net loss during both the first and second quarters of fiscal 2016. During the second quarter of 2016, management evaluated the positive and negative evidence and determined that there continued to be enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance at June 30, 2016 was needed.
Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2017 gross loans totaled approximately $1.0 billion, which represented an increase of $91.4 million, or 9.6%, compared to gross loans outstanding at March 31, 2017, and an increase of $95.7 million, or 10.1%, compared to gross loans outstanding at December 31, 2016. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2017, March 31, 2017 and December 31, 2016.

	June 30, 2017		March 31, 2017		December 31, 2016
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$366,259	35.1%	$323,354	34.0%	$333,376	35.2%
Commercial real estate loans - owner occupied	209,724	20.1%	213,170	22.4%	214,420	22.7%
Commercial real estate loans - all other	240,653	23.1%	195,051	20.5%	173,223	18.3%
Residential mortgage loans - multi-family	126,061	12.1%	121,481	12.8%	130,930	13.8%
Residential mortgage loans - single family	30,678	2.9%	33,021	3.5%	34,527	3.6%
Land development loans	21,601	2.1%	21,931	2.3%	18,485	2.0%
Consumer loans	47,243	4.5%	42,794	4.5%	41,563	4.4%
Gross loans	$1,042,219	100.0%	$950,802	100.0%	$946,524	100.0%
The increase of $91.4 million in gross loans during the second quarter of 2017 was net of $28.9 million in payoffs, which included $3.0 million of loans that were previously on nonaccrual status. During the second quarter of 2017, we secured new commercial loan commitments of $71.3 million, of which $38.9 million were funded at June 30, 2017. Our total commercial loan commitments increased to $587.8 million at June 30, 2017 from $552.9 million at March 31, 2017, while the utilization rate of commercial commitments increased to 59.3% at June 30, 2017 from 58.5% at March 31, 2017.

Deposits

	June 30, 2017	March 31, 2017	December 31, 2016
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$343,956	$329,958	$332,573
Interest-bearing checking accounts	103,136	96,912	75,366
Money market and savings deposits	328,469	360,661	335,453
Certificates of deposit	291,143	265,353	257,908
Totals	$1,066,704	$1,052,884	$1,001,300
The increase in our total deposits from March 31, 2017 to June 30, 2017 is primarily attributable to an increase of $25.8 million in our certificates of deposit and an increase of $20.2 million in our checking accounts, partially offset by a decrease of $32.2 million in money market and savings deposits. The increase in our certificates of deposit is primarily the result of our decision to increase the rate of interest paid on our certificates of deposit in order to increase our liquidity. As a result of the aforementioned increase in certificates of deposits, lower priced core deposits decreased to 73%, and higher priced certificates of deposit increased to 27%, of total deposits at June 30, 2017, as compared to 75% and 25% of total deposits, respectively, at March 31, 2017.
Asset Quality
Nonperforming Assets

	2017		2016
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Total non-performing loans	$22,393	$25,659	$24,897	$27,079	$26,320
Other non-performing assets	181	58	—	—	—
Total non-performing assets	$22,574	$25,717	$24,897	$27,079	$26,320
90-day past due loans	$12,261	$15,838	$14,949	$9,674	$14,126
Total classified assets	$31,623	$37,114	$53,901	$68,489	$29,716
Allowance for loan and lease losses	$17,178	$16,794	$16,801	$16,642	$13,429
Allowance for loan and lease losses /gross loans	1.65%	1.77%	1.78%	1.91%	1.52%
Allowance for loan and lease losses /total assets	1.42%	1.42%	1.47%	1.55%	1.22%
Ratio of allowance for loan and lease losses to nonperforming loans	76.71%	65.45%	67.48%	61.46%	51.02%
Ratio of nonperforming assets to total assets	1.86%	2.18%	2.18%	2.52%	2.39%
Net quarterly charge-offs (recoveries) to gross loans	(0.04)%	—%	(0.02)%	0.86%	0.94%
Nonperforming assets at June 30, 2017 decreased $3.1 million from March 31, 2017 primarily as a result of a decrease in non-performing loans in the second quarter of 2017. The decrease in our non-performing loans resulted primarily from $4.1 million of payoffs or paydowns on our nonaccrual loans and charge-offs of $556 thousand, partially offset by the addition of three new loans totaling $1.5 million and the transfer of $123 thousand to other foreclosed assets during the three months ended June 30, 2017.
Our classified assets decreased by $5.5 million from $37.1 million at March 31, 2017 to $31.6 million at June 30, 2017. The decrease is primarily related to principal payments of $7.9 million and charge-offs of $556 thousand during the three months ended June 30, 2017 partially offset by additions during the same period.
During the three months ended September 30, 2016, the Company downgraded $48 million in loans as part of a comprehensive credit review. During the nine months subsequent to September 30, 2016, the Company has received $28.5 million in principal payments, net of advances, on these loans and $6.9 million in loan upgrades have been made, accounting for 73% of the total amount of loans downgraded during the third quarter of 2016. These loan upgrades were reviewed and confirmed by third parties during the first half of 2017. The Company anticipates making additional progress during the second half of 2017 on the remaining $12.8 million in loan downgrades taken in the third quarter of 2016.

Allowance for loan and lease losses

	2017		2016
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Balance at beginning of quarter	$16,794	$16,801	$16,642	$13,429	$13,029
Charge offs	(556)	(456)	(113)	(7,723)	(9,049)
Recoveries	940	449	272	206	729
Provision	—	—	—	10,730	8,720
Balance at end of quarter	$17,178	$16,794	$16,801	$16,642	$13,429
At June 30, 2017, the allowance for loan and lease losses (“ALLL”) totaled $17.2 million, which was approximately $384 thousand more than at March 31, 2017 and $3.7 million more than at June 30, 2016. The ALLL activity during the three months ended June 30, 2017 included net recoveries of $384 thousand. There was no provision for loan and lease losses during the period, primarily attributable to a reserves for new loan growth being offset by a decline in classified assets. Of the $556 thousand in gross charge-offs during the three months ended June 30, 2017, $537 thousand related to loans that were previously on nonaccrual status. The ratio of the ALLL-to-total loans outstanding as of June 30, 2017 was 1.65% as compared to 1.77% and 1.52% as of March 31, 2017 and June 30, 2016, respectively.
Capital Resources
At June 30, 2017, we had total regulatory capital on a consolidated basis of $138.2 million, and the Bank had total regulatory capital of $125.9 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.1% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at June 30, 2017, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2017		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$138,201	12.1%	N/A	N/A
Bank	125,880	11.1%	$113,223	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$106,851	9.3%	N/A	N/A
Bank	111,683	9.9%	$73,595	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$123,851	10.8%	N/A	N/A
Bank	111,683	9.9%	$90,578	At least 8.0
Tier 1 Capital to Average Assets:
Company	$123,851	10.7%	N/A	N/A
Bank	111,683	9.7%	$57,560	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this report are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (“SEC”) and will be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, which we expect to file with the SEC during the third quarter of 2017.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	Jun '17 vs Mar '17 % Change	Jun '17 vs Jun '16 % Change	June 30, 2017	June 30, 2016	% Change
Total interest income	$12,132	$11,604	$9,835	4.6%	23.4%	$23,736	$19,790	19.9%
Total interest expense	1,736	1,533	1,355	13.2%	28.1%	3,269	2,607	25.4%
Net interest income	10,396	10,071	8,480	3.2%	22.6%	20,467	17,183	19.1%
Provision for loan and lease losses	—	—	8,720	—%	(100.0)%	—	9,140	(100.0)%
Net interest income (loss) after provision for loan and lease losses	10,396	10,071	(240)	3.2%	(4,431.7)%	20,467	8,043	154.5%
Non-interest income:
Service fees on deposits and other banking services	332	308	267	7.8%	24.3%	640	522	22.6%
Net gain on sale of small business administration loans	—	—	—	—%	—%	—	40	(100.0)%
Net gain on sale of other assets	—	2	—	(100.0)%	—%	2	—	100.0%
Other non-interest income	1,099	660	597	66.5%	84.1%	1,760	1,056	66.7%
Total non-interest income	1,431	970	864	47.5%	65.6%	2,402	1,618	48.5%
Non-interest expense:
Salaries and employee benefits	5,662	5,712	5,506	(0.9)%	2.8%	11,375	11,193	1.6%
Occupancy and equipment	1,054	1,063	1,243	(0.8)%	(15.2)%	2,117	2,411	(12.2)%
Professional Fees	1,032	1,110	774	(7.0)%	33.3%	2,142	1,325	61.7%
OREO expenses	—	—	—	—%	—%	—	(70)	(100.0)%
FDIC Expense	262	304	251	(13.8)%	4.4%	566	446	26.9%
Other non-interest expense	1,252	1,022	1,119	22.5%	11.9%	2,275	2,143	6.2%
Total non-interest expense	9,262	9,211	8,893	0.6%	4.1%	18,475	17,448	5.9%
Income (loss) before income taxes	2,565	1,830	(8,269)	40.2%	(131.0)%	4,394	(7,787)	(156.4)%
Income tax expense (benefit)	64	49	(3,559)	30.6%	(101.8)%	113	(3,361)	(103.4)%
Net income (loss)	2,501	1,781	(4,710)	40.4%	(153.1)%	4,281	(4,426)	(196.7)%
Basic income per common share:
Net income (loss) available to common shareholders	$0.11	$0.08	$(0.21)	37.5%	(152.4)%	$0.19	$(0.19)	(200.0)%
Diluted income per common share:
Net income (loss) available to common shareholders	$0.11	$0.08	$(0.21)	37.5%	(152.4)%	$0.19	$(0.19)	(200.0)%
Weighted average number of common shares outstanding:
Basic	23,187	23,138	22,962	0.2%	1.0%	23,163	22,918	1.1%
Diluted	23,296	23,238	22,962	0.2%	1.5%	23,269	22,918	1.5%
Ratios from continuing operations(1):
Return on average assets	0.86%	0.64%	(1.71)%			0.75%	(0.82)%
Return on average equity	9.60%	7.02%	(13.96)%			8.32%	(6.57)%
Efficiency ratio	78.31%	83.43%	95.17%			80.79%	92.80%
____________________

(1)	Ratios and net interest margin for the three and six months ended June 30, 2017, March 31, 2017 and June 30, 2016 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2017	December 31, 2016	Increase/ (Decrease)

Cash and due from banks	$14,071	$16,789	(16.2)%
Interest bearing deposits with financial institutions(1)	101,783	122,056	(16.6)%
Interest bearing time deposits	3,669	3,669	—%
Investment securities (including stock)	49,298	51,650	(4.6)%
Loans (net of allowances of $17,178 and $16,801, respectively)	1,027,890	931,525	10.3%
Other assets	15,786	15,000	5.2%
Total assets	$1,212,497	$1,140,689	6.3%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$343,956	$332,573	3.4%
Interest bearing deposits
Interest checking	103,136	75,366	36.8%
Savings/money market	328,469	335,453	(2.1)%
Certificates of deposit	291,143	257,908	12.9%
Total interest bearing deposits	722,748	668,727	8.1%
Total deposits	1,066,704	1,001,300	6.5%
Other borrowings	15,000	15,000	—%
Other liabilities	7,214	7,143	1.0%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,106,445	1,040,970	6.3%
Shareholders’ equity	106,052	99,719	6.4%
Total Liabilities and Shareholders’ Equity	$1,212,497	$1,140,689	6.3%
Tangible book value per share	$4.57	$4.33	5.5%
Tangible book value per share, as adjusted(2)	$4.62	$4.41	4.8%
Shares outstanding	$23,193,909	$23,004,668	0.8%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$117,482	$305	1.04%	$129,200	$264	0.83%	$169,633	$212	0.50%
Securities available for sale and stock(2)	50,144	283	2.26%	50,938	342	2.72%	58,365	369	2.54%
Loans(3)	980,987	11,544	4.72%	943,439	10,998	4.73%	843,406	9,254	4.41%
Total interest-earning assets	1,148,613	12,132	4.24%	1,123,577	11,604	4.19%	1,071,404	9,835	3.69%
Noninterest-earning assets
Cash and due from banks	14,598			14,501			16,611
All other assets	(1,887)			(1,135)			18,632
Total assets	1,161,324			1,136,943			1,106,647
Interest-bearing liabilities:
Interest-bearing checking accounts	$95,543	$85	0.36%	$77,569	$65	0.34%	$55,768	$45	0.32%
Money market and savings accounts	343,445	689	0.80%	354,459	631	0.72%	332,304	505	0.61%
Certificates of deposit	277,264	797	1.15%	256,698	680	1.07%	262,491	636	0.97%
Other borrowings	209	—	—%	333	—	—%	10,066	25	1.00%
Junior subordinated debentures	17,527	165	3.78%	17,527	157	3.63%	17,527	144	3.30%
Total interest bearing liabilities	733,988	1,736	0.95%	706,586	1,533	0.88%	678,156	1,355	0.80%
Noninterest bearing liabilities
Demand deposits	315,483			320,679			286,966
Accrued expenses and other liabilities	7,314			6,792			5,836
Shareholders' equity	104,539			102,886			135,689
Total liabilities and shareholders' equity	1,161,324			1,136,943			1,106,647
Net interest income		$10,396			$10,071			8,480
Net interest income/spread			3.29%			3.31%			2.89%
Net interest margin			3.63%			3.64%			3.18%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Six Months Ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$123,308	$569	0.93%	$145,871	$369	0.51%
Securities available for sale and stock(2)	50,539	625	2.49%	59,220	719	2.44%
Loans(3)	962,317	22,542	4.72%	842,803	18,702	4.46%
Total interest-earning assets	1,136,164	23,736	4.21%	1,047,894	19,790	3.80%
Noninterest-earning assets
Cash and due from banks	14,550			16,190
All other assets	(1,513)			19,186
Total assets	1,149,201			1,083,270
Interest-bearing liabilities:
Interest-bearing checking accounts	$86,606	$150	0.35%	$53,667	$67	0.25%
Money market and savings accounts	348,921	1,319	0.76%	322,987	961	0.60%
Certificates of deposit	267,038	1,478	1.12%	262,873	1,245	0.95%
Other borrowings	271	—	—%	10,033	50	1.00%
Junior subordinated debentures	17,527	322	3.70%	17,527	284	3.26%
Total interest bearing liabilities	720,363	3,269	0.92%	667,087	2,607	0.79%
Noninterest bearing liabilities
Demand deposits	318,066			274,686
Accrued expenses and other liabilities	7,055			9,098
Shareholders' equity	103,717			135,399
Total liabilities and shareholders' equity	1,149,201			1,086,270
Net interest income		$20,467			$17,183
Net interest income/spread			3.29%			3.01%
Net interest margin			3.63%			3.30%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.